                                                      Filed under Rule 424(b)(1)
                                                   Commission File No. 333-49284
                                  Prospectus


                               3,463,651 Shares

                              VITAL IMAGES, INC.

                                 Common Stock



   This Prospectus relates to the sale of up to 3,463,651 shares of our common stock by certain selling shareholders, of which 1,813,651 shares may be or have been purchased upon the exercise of common stock purchase warrants. All shares will be sold by the selling shareholders, and we will not receive any of the proceeds from the sale of shares. We will receive proceeds upon the exercise of the warrants. We have agreed to pay the expenses related to the registration and resale of the shares.


   Our common stock is currently traded on the Nasdaq SmallCap Market under the symbol "VTAL." On November 30, 2000, the last reported sale price for our common stock reported on The Nasdaq SmallCap Market was $4.75 per share.

   See "Risk Factors" beginning on page 2 for certain risks you should consider before purchasing any shares.

                            _______________________


   Neither the Securities and Exchange Commission or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                               December 7, 2000

                               TABLE OF CONTENTS
                                                       Page


Summary............................................    1

Risk Factors.......................................    2

Use of Proceeds....................................    9

Selling Shareholders...............................   10

Plan of Distribution...............................   19

Legal Matters......................................   20

Experts............................................   20

Where You Can Find Additional Information..........   20

Documents We Have Incorporated by Reference........   21

Information Concerning Forward-Looking Statements..   21

                                    SUMMARY

     The following information is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, incorporated by reference in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties and that are qualified in their entirety by the cautions and risk factors contained elsewhere in this Prospectus and in the documents incorporated by reference herein. Purchasers of shares of Common Stock are cautioned that our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those factors discussed herein under "Risk Factors" and elsewhere in this Prospectus.

                              Vital Images, Inc.

     We develop, market and support medical visualization and analysis software for use primarily in clinical diagnosis, surgical planning and medical screening. Our software applies proprietary computer graphics and image processing technologies to a wide variety of data supplied by computed tomography ("CT") scanners, magnetic resonance ("MR") imaging devices and ultrasound scanning equipment. Our products allow clinicians to create both two- and three-dimensional views of human anatomy and to non-invasively navigate within these images to better visualize and understand internal structures and pathologies. We believe that our high-speed visualization technology and customized protocols cost-effectively bring 3D visualization and analysis into the routine, day-to-day practice of medicine.

     Vitrea(R), our advanced medical visualization and analysis product for radiological and surgical applications, received FDA approval in November 1996 and was released for sale in October 1997. Due to its speed and ease-of-use, we believe that Vitrea is the first 3D medical visualization product with the ability to appeal primarily to the clinical market. Historically, 3D medical visualization software was slow, difficult to use, and operated only on expensive workstations. Consequently, the functionality of such software was appealing only for research applications. Our Vitrea software combines speed with ease-of-use to enable a physician to access, manipulate and analyze 3D images, typically in less than five minutes. We offer Vitrea primarily as an integrated software and hardware system, consisting of Vitrea software installed on a personal computer. To date, we have sold approximately 290 licenses for Vitrea to hospitals, clinics and other sites, including eight of the nation's top 11 hospitals.

     We believe that growing acceptance of 3D visualization and analysis offers numerous market expansion opportunities. Research and development efforts are currently focused on using our base of visualization technology to expand to other imaging modalities, such as x-ray angiography. We are also developing visualization and analysis tools for non-invasive screening applications for diagnostic imaging, such as CT colonography for colon cancer, surgical planning, intra-operative visualization and real-time interventional 3D visualization.

     The global market for 3D visualization and analysis is largely unpenetrated and growing rapidly. Today, only a small percentage of hospitals and clinics have purchased 3D visualization products for use in diagnostic imaging. Recent technological advances in both computer hardware and software development have dramatically improved the cost-to-performance ratio, bringing the prices for 3D visualization and analysis products into the reach of most healthcare providers. In addition, increasing acceptance of industry standards, the increasing number of images being produced by medical imaging devices and new clinical applications, among other factors, are also driving demand for visualization and analysis products. Based on an increasing number of 3D procedures being performed as a result of the growing use of imaging technology, new 3D screening procedures, and broader acceptance of 3D applications, we estimate that the potential worldwide market for 3D visualization software and workstations will grow to more than $1 billion within the next three to five years.

     We were incorporated in Iowa in September 1988. In March 1997, we re-incorporated our Company under the laws of the State of Minnesota. Our principal executive offices are located at 3300 Fernbrook Lane N., Suite 200, Plymouth, Minnesota 55447, and our telephone number is (952) 915-8000, our facsimile number is (952) 915-8030 and our website address is www.vitalimages.com. Reference to our website is not intended to incorporate information found on the website into this Prospectus.

                                 RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, before making your investment decision.

We have a history of operating losses.


     We had operating losses of $3,303,000, $3,467,000, and $5,211,000 for the years ended December 31, 1999, 1998 and 1997, respectively, and with the exception of the fiscal year ended October 31, 1995, we have incurred operating losses for each year since 1990. As of September 30, 2000, our accumulated deficit was $19,221,000. Our ability to attain and maintain profitability will depend on, among other things, our ability to successfully market our products, make new product offerings, respond to competitive developments and attract and retain qualified sales, technical and management employees. Accordingly, we may not achieve profitable operations.

We are dependent upon the growth in the market for three dimensional medical imaging.

     The medical visualization industry in which we market our products is still developing due to:

     . the fairly recent availability of high performance computers at reduced prices;

     . the recent adoption of industry standards for the generation, transmission and storage of medical imaging data; and

     .    changing medical practices.

     Historically, clinicians have believed that three-dimensional imaging was too slow or difficult for clinical use. This perception was due largely to the relatively slower processing speed of workstations available in the past. We believe that the recent advances in the affordability of high performance computers and in the development of industry standards for the generation, transmission, and storage of imaging data will provide opportunities for growth in the medical visualization industry. However, the medical visualization industry may not continue to develop in the manner we anticipate or provide growth opportunities for our company and our software products. Further, our business strategies may not be successful as the medical visualization industry continues to evolve. Ultimately, if the medical visualization industry fails to develop as we expect, our business, results of operations and financial condition will be materially and adversely affected.

Our success depends on the continued acceptance of our Vitrea software.

     Our success depends on our ability to successfully market our Vitrea software for clinical use, and the ability and willingness of physicians to use two- and three-dimensional visualization software in clinical diagnosis, surgical planning, patient screening, and other diagnosis, surgical, and treatment protocols. The three-dimensional visualization offered by Vitrea represents a new alternative to the conventional methods traditionally used for viewing medical images in the clinical setting. The acceptance of Vitrea by physicians and other clinicians will depend on our ability to educate those users as to the speed, ease-of-use and benefits offered by the Vitrea system, as well as our timely introduction of new features and functions. However, clinicians may not choose three-dimensional visualization software over less expensive two-dimensional visualization software, and we may not succeed in our efforts to further develop, commercialize, and achieve market acceptance for our Vitrea product or any other products in the clinical setting.

We rely substantially on a single product.

     Revenue from software and hardware sales of the Vitrea system constituted 78% of our total revenue for the year ended December 31, 1999 and 71% of our total revenue for the year ended December 31, 1998. We anticipate that revenue from the sale of Vitrea will continue to account for a substantial portion of our revenue for the foreseeable future. If the clinical market does not accept and use Vitrea in sufficient volume to increase our revenues, our operating results and financial condition will be adversely impacted.

We may require additional capital in the future.

     If our operations progress as anticipated, we believe that our existing cash balances, together with cash flows from operations and borrowings available under our credit facility, should be sufficient to satisfy our cash requirements for at least the next 12 months.

     The timing of our future capital requirements will depend on a number of factors, including, but not limited to:

  .  our ability to successfully market our products;

  . the ability and willingness of physicians to use two- and three-dimensional visualization software in clinical diagnosis, surgical planning, patient screening and other diagnosis, surgical, and treatment protocols;

  .  the impact of competition in the medical visualization business;

  .  our ability to differentiate our products from competing products;

  .  the capital equipment budget constraints of some potential purchasers;

  .  our ability to build an effective sales and distribution force; and

  . our ability to enhance existing products and develop new products on a timely basis.

     To the extent that our operations do not progress as anticipated, additional capital may be required sooner. Additional capital may not be available on acceptable terms, or at all. Our failure to obtain required capital would have a material adverse effect on our business. If we issue additional equity securities in the future, our current shareholders could experience a dilution in voting and ownership interests.

We participate in a highly competitive industry.

     We face intense competition in the medical visualization industry. We expect technology to continue to develop rapidly, and our success will depend to a large extent on our ability to maintain a competitive position with our products. Our competitors in the medical visualization industry include large, established manufacturers of CT and MR imaging equipment. Companies such as GE Medical Systems, Siemens Medical Systems, Marconi Medical Systems and Philips Medical Systems typically offer their own imaging software and visualization workstations as part of their integrated imaging and scanner systems. Our ability to successfully market and sell our current medical visualization products to prospective customers depends, in part, on our ability to persuade such customers to separate the purchase of CT or MR equipment from the selection and purchase of visualization workstations. In addition to having significantly greater capital and staffing resources for research and development that are critical to success in the rapidly changing medical visualization industry, such companies also have well-established marketing and distribution networks and have a competitive advantage in marketing visualization and analysis tools as an integrated part of their imaging products. While price has been less significant than other factors, increasing competition may result in price reductions and reduced gross margins. Additionally, we face competition from other entities, such as other information storage and retrieval vendors, hospital, radiology and clinical systems suppliers and internal development projects sponsored by hospital radiology departments. We may not be able to compete effectively with such manufacturers or competing entities.

Our products may become obsolete or non-competitive.

     The medical imaging and visualization market is characterized by rapid innovation and technological change. We may be unable to compete effectively in the marketplace, and products developed by our competitors may render our products obsolete or non-competitive. Similarly, our competitors may succeed in developing or marketing products that are viewed as providing superior clinical performance or are less expensive than our current or future products.

A limited number of major customers may account for a substantial portion of our revenues.

     One of our principal distribution channels is to sell our Vitrea product and visualization workstations for inclusion with the delivery of medical imaging equipment being sold by Toshiba America Medical Systems ("Toshiba"). Our sales to Toshiba accounted for approximately 21% and 23% of the Company's total revenue for the years ended December 31, 1999 and 1998, respectively. In September 2000, we entered into a reseller agreement with Toshiba. Under the terms of the agreement, Toshiba has committed to purchase approximately $6,000,000 of our products and services through March 2002. We believe a limited number of large customers may continue to account for a significant portion of our revenue during any given period for the foreseeable future. A reduction, delay or cancellation of orders from one or more of our significant customers would likely have a material adverse effect on our operating results.

We may experience fluctuations in operating results.

     We may experience significant fluctuations in future annual and quarterly operating results. If these fluctuations occur, they may result in volatility in the price of our common stock. Quarterly revenues and operating results may fluctuate as a result of a variety of factors including, but not limited to:

  .  the timing of significant orders,

  . the timing of our product enhancements and new product introductions and those of our competitors and customers;

  .  the pricing of our products;

  .  changes in customers' budgets; and

  .  competitive conditions.

     Many of these factors are beyond our control.

We are subject to government regulation.

     Our products are subject to regulation by the FDA and by comparable agencies in foreign countries. In the United States, the FDA regulates the development, introduction, manufacturing, labeling and recordkeeping procedures for medical devices, including medical visualization and analysis software and systems. The process of obtaining marketing clearance from the FDA for new products and new applications for existing products can be time-consuming and expensive. We have received marketing clearance from the FDA pursuant to 510(k) pre-market notifications for all of our current products. Vitrea has been approved to be marketed for use with CT and MR scanners, and our VScore software products have been approved for use in coronary artery calcium scoring. ATL Ultrasound, Inc. ("ATL") is responsible for obtaining any FDA approval necessary for the marketing and sale of Advanced 3DI. The FDA may not grant clearance with respect to our future products or enhancements, or future FDA review may involve delays that could adversely affect our ability to market such future products or enhancements. In addition, our future products or enhancements may be subject to the more lengthy and expensive pre-market approval process with the FDA.

     Even if we obtain regulatory approvals from the FDA to market a product, these approvals may entail limitations on the indicated uses of the product. Product approvals by the FDA can also be withdrawn due to failure to comply with regulatory standards or the occurrence of unforeseen problems following initial approval. The FDA could also limit or prevent the distribution of our products and has the power to require the recall of such products. FDA regulations depend heavily on administrative interpretation, and future interpretations made by the FDA or other regulatory bodies may adversely affect our business. The FDA may inspect our business and our facilities from time to time to determine whether we are in compliance with various regulations relating to specification, development, documentation, validation, testing, quality control and product labeling. If the FDA determines that we are in violation of such regulations, it could impose civil penalties, including fines, recall or seize products and, in extreme cases, impose criminal sanctions.

     We market our products both domestically and internationally. International regulatory bodies have established varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Our inability or failure to comply with the varying regulations, or the imposition of new regulations, could restrict our ability to sell our products internationally.

The protection of our intellectual property may be uncertain and we may face possible claims of others.

     Although we have filed patent applications with respect to certain aspects of our technology, we generally do not rely on patent protection with respect to our products and technologies. Instead, we rely primarily on a combination of trade secret and copyright law, employee and third-party nondisclosure agreements and other protective measures to protect intellectual property rights pertaining to our products and technologies. Such measures may not provide meaningful protection of our trade secrets, know-how or other intellectual property in the event of any unauthorized use, misappropriation or disclosure. Others may independently develop similar technologies or duplicate any technology developed by us. In addition, to the extent that any patents are applied for, such applications may not result in issued patents or, if issued, such patents may not be valid or of value. Our products and technologies may infringe existing patents or intellectual property rights of third parties. The costs of defending an intellectual property claim could be substantial and could adversely affect our business, even if we were ultimately successful in defending any such claims. If our products or technologies were found to infringe the rights of a third party, we could be required to pay significant damages or license fees or cease production, which could have a material adverse effect on our business.

Our insurance coverage may not be adequate to pay products liability claims.

     The manufacture and sale of products used in the practice of medicine entail significant risk of product liability claims. While we currently maintain product liability insurance in the amount of $6,000,000 per occurrence and $7,000,000 in total and errors and omissions coverage in the amount of $6,000,000 per occurrence and in total, our coverage limits may not be adequate to protect us from any liabilities we might incur in connection with the sale of our products. Further, we may not be able to maintain this level of coverage in the future. We will also require increased product liability coverage as we release additional products and updates. Product liability insurance is expensive and may not be available to us in the future on acceptable terms, if at all. A successful product liability claim or series of such claims in excess of our insurance coverage could have a material adverse effect on our business.

We are dependent on a key employee and we need to hire additional personnel.

     We depend upon the continued active participation of Dr. Vincent J. Argiro, Ph.D., our Chief Technology Officer and Founder. The loss of the services of Dr. Argiro could have a material adverse effect on our future business. We do not have an employment agreement with Dr. Argiro, but we do have a confidentiality and non-competition agreement with Dr. Argiro. We maintain key life insurance coverage on Dr. Argiro's life in the amount of $500,000.

     Our ability to enhance and develop markets for our current products as well as to introduce new products to the marketplace also depends on our ability to attract and retain qualified scientific and management personnel. We compete for such personnel with other companies, academic institutions, government entities and organizations, many of which have substantially greater capital resources, name recognition, and research and development capabilities. We may not be successful in recruiting or retaining such personnel.

We face certain risks in managing our future growth.

     The execution of our business plan will place increasing demands on our existing management and resources. We may not effectively manage any expansion of our business, which could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on third-party reimbursement.

     Our products are purchased by hospitals, clinics and other users, which bill various third party payors, such as government health programs, private health insurance plans, managed care organizations and other similar programs, for the healthcare goods and services provided to their patients. There is currently a Current Procedural Terminology (CPT) reimbursement code for procedures which utilize our products. However, the amount of such reimbursement varies by location and is subject to change. Payors may deny reimbursement if they determine that a product used in a procedure was not used in accordance with established payor protocol regarding cost-effective treatment methods or was used for an unapproved indication. Third party payors are increasingly challenging the prices charged for medical services and, in some instances, have put pressure on service providers to lower their prices or reduce their services. We are unable to predict what changes will be made in the reimbursement methods used by third party healthcare payors. The procedures in which our products are used may not be considered cost effective by third party payors. Reimbursement for such procedures may not be available or, if available, low reimbursement levels may adversely affect our ability to sell our products on a profitable basis. In addition, there have been and may continue to be proposals by legislators, regulators and third party payors to curb further these costs in the future. A failure by hospitals and other users of our products to obtain reimbursement from third party payors, changes in third party payors' policies toward reimbursement for procedures using our products or legislative action could have a material adverse effect on our business.

Healthcare reform may negatively impact our business.

     The levels of revenue and profitability of medical technology companies may be affected by the efforts of government and third party payors to contain or reduce the costs of health care through various means. In the United States there have been, and we expect that there will continue to be, a number of federal, state, and private proposals to control healthcare costs. These proposals may contain measures intended to control public and private spending on health care as well as to provide universal public access to the health care system. If enacted, these proposals may result in a substantial restructuring of the healthcare delivery system. Significant changes in the nation's health care system could have a substantial impact on the manner in which we conduct our business and could have a material adverse effect on our business, financial condition and results of operations.

We may issue shares of preferred stock without the consent of our holders of common stock.

     Our Articles of Incorporation authorize our Board of Directors, without any action by our shareholders, to establish the rights and preferences of up to 5,000,000 shares of currently undesignated preferred stock. Such shares of preferred stock could possess voting and conversion rights which could adversely affect the voting power of the holders of the common stock and may have the effect of delaying, deferring or preventing a change in control of our company.

We are subject to certain laws and plans which may discourage takeover attempts.

     We are also subject to certain "anti-takeover" provisions of the Minnesota Business Corporation Act. In addition, we have adopted a Shareholder Rights Plan (the "Rights Agreement") designed to protect us and our shareholders from unsolicited attempts to acquire our company. These measures may, in certain circumstances, deter or discourage takeover attempts and other changes in control not approved by our Board of Directors, and may have a depressive effect on any market for our stock. As a result, our shareholders may lose opportunities to dispose of their shares at the higher prices typically available in takeover attempts or that may be available under a merger proposal. In addition, these measures may have the effect of permitting our current directors to retain their positions and place them in a better position to resist changes that our shareholders may wish to make if they are dissatisfied with the conduct of our business.

We have never paid any cash dividends.

     We have not paid cash dividends on our common stock in the past and we do not intend to do so in the foreseeable future.

Our directors may not be held personally liable for certain actions.

     Our Articles of Incorporation provide that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage shareholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on behalf of us against a director. In addition, our Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Minnesota law.

If our common stock is delisted from the Nasdaq SmallCap Market, the market for our common stock may be limited.

     If the shares of our Common Stock were to be suspended or delisted from the Nasdaq SmallCap Market, it would be subject to the SEC's "penny stocks" rules which impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and "accredited investors" (for example, individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with their spouses). For transactions covered by these rules, a broker-dealer must make a special suitability determination of the purchase and must have received the purchaser's written consent to the transaction prior to the sale. Disclosure also is required to be made regarding the risks of investing in penny stocks in both public offerings and in secondary trading and regarding commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules could negatively affect a broker-dealer's ability to sell shares of our Common Stock.

The exercise of outstanding warrants and options may adversely affect our stock price.

     Warrants to purchase 1,813,651 shares of our common stock and options to purchase 2,082,444 shares of our common stock were outstanding as of September 30, 2000. All of the warrants and many of the options are currently exercisable. These options and warrants are likely to be exercised at a time when the market price for our common stock is higher than the exercise prices.

     With respect to the outstanding warrants to purchase 1,650,000 shares of our common stock at an exercise price of $3.75 per share, we have the right to redeem such warrants at a redemption price of $.01 per share upon the satisfaction of certain conditions. Specifically, if the closing bid price for our common stock exceeds $5.75 per share for any 30 consecutive trading days prior to a notice of redemption and a registration statement covering the resale of the warrant shares has been filed with the Commission and is effective, we may redeem the warrants on 30 days notice. As of the date of this Prospectus, we have satisfied the conditions for redemption of the warrants. A redemption notice would likely cause the warrants to be exercised and the underlying shares of our common stock to be issued at prices below the then market price for our common stock. If holders of these outstanding options and warrants sell the common stock received upon exercise, it may have a negative effect on the market price of our common stock. In addition, we are registering the resale of 163,651 shares which may be purchased upon the exercise of warrants issued to the placement agent in connection with our December 1999 private placement.

                                USE OF PROCEEDS

     The selling shareholders will sell all of the common stock covered by this Prospectus. We will not receive any of the proceeds from such sales.

     However, if all 1,650,000 warrants whose underlying shares are being registered for resale are exercised at their current exercise price of $3.75 per share, we will receive net proceeds from such exercises of approximately $6,160,000. In addition, we may receive net proceeds of approximately $525,000 from the exercise of the agent's warrants to purchase up to 163,651 shares at an exercise price of $3.25 per share. We intend to use the proceeds from the exercise of the warrants for working capital and other general corporate purposes.

                             SELLING SHAREHOLDERS

     This prospectus covers offers and sales of shares of our common stock by the selling shareholders, including shares issuable upon exercise of warrants, issued in our December 1999 private placement.

     In the private placement, we offered units to accredited investors, at a price of $3.25 per unit, each unit consisting of one share of common stock and one warrant. Each warrant is exercisable for a five year period expiring December 15, 2004 to purchase one share of common stock at an exercise price (subject to adjustment) of $3.75 per share. We sold a total of 1,650,000 units. In addition, pursuant to our obligation to the placement agent for the offering, we issued an aggregate of 163,651 warrants having an exercise price of $3.25 per share (all of which were transferred by the placement agent to certain of its employees). These warrants were issued as a portion of the placement agent's compensation.

     The table below lists the selling shareholders, shows the shares of common stock beneficially owned by each of the selling shareholders as of September 30, 2000 and the shares offered for resale by each of the selling shareholders. Beneficial ownership includes shares which the selling shareholders can acquire upon exercise of the warrants (all of which are currently exercisable) or of options exercisable currently or within 60 days after September 30, 2000. Our registration of these shares does not necessarily mean that any selling stockholder will sell all or any of their shares of common stock. The "Beneficial Ownership After Offering" columns in the table assume that all shares covered by this prospectus will be sold by the selling shareholders and that no additional shares of common stock are bought or sold by any selling stockholder. Except for the placement agent, or as noted in the footnotes, no selling stockholder has had, within the past three years, any position, office or other material relationships with us.

     The information provided in the table below is from the selling shareholders, reports furnished to us under rules of the SEC, and our stock ownership records.

                                                           Shares Beneficially                                   Shares Beneficially
                                                               Owned Prior                         Shares            Owned After
                                                             To Offering (1)                     To be Sold           Offering (1)
                                          -----------------------------------------------------  ----------     --------------------
                                                             Shares         Total
                                                           Underlying      Number of
Beneficial Owner                          Shares(2)         Warrants        Shares    Percent(3)                Number  Percent (3)
----------------                          ---------         --------        ------    ----------                ------  -----------
Urban L. Abendroth                          1,200            1,200           2,400       *           2,400        0         --
Robert G. Allison                          16,550           10,000          26,550       *          20,000    6,550          *
Frank S. Amendola Jr.                       2,500            2,500           5,000       *           5,000        0         --
Ernest Andberg(14)                              0            1,700           1,700       *           1,700        0         --
Ernest W. & Marcia M. Andberg              10,000           10,000          20,000       *          20,000        0         --
Barbara Steinkamp(14)                           0              457             457       *             457        0         --
Barbara H. Steinkamp Trust(14)              3,000            3,000           6,000       *           6,000        0         --
Donald Steinkamp(14)                            0            2,096           2,096       *           2,096        0         --
William Basham(14)                              0              868             868       *             868        0         --
Baxter Financial Management Limited        10,000           10,000          20,000       *          20,000        0         --
Partnership

                                                        Owned Prior                            Shares              Owned After
                                                        To Offering (1)                       To be Sold           Offering (1)
                                            -----------------------------------------------   ------------     ---------------------
                                                          Shares      Total
                                                        Underlying    Number of
Beneficial Owner                            Shares(2)    Warrants     Shares      Percent(3)                    Number   Percent (3)
---------------                             ---------    --------     -------     ---------                     -----    -----------
Gary A. Bergren                             10,000       10,000       20,000          *           20,000          0         ---

James & Marjorie Bird                       10,000       10,000       20,000          *           20,000          0         ---

Michael A. Bird(14)                         10,000       11,000       21,000          *           21,000          0         ---

James Bjornlie(14)                               0          920          920          *              920          0         ---

Donald E. & Helen R. Boen                    8,000        8,000       16,000          *           16,000          0         ---

Joyce R. Brown                               7,692        7,692       15,384          *           15,384          0         ---

Ray G. Brown                                 7,692        7,692       15,384          *           15,384          0         ---

Jon H. Buck                                  2,153        2,153        4,306          *            4,306          0         ---

Mark Bystrom(14)                                 0          600          600          *              600          0         ---

Craig L. Campbell                           10,000       10,000       20,000          *           20,000          0         ---

Larry Christenson(14)                            0          525          525          *              525          0         ---

Sam L. Claassen                             15,385       15,385       30,770          *           30,770          0         ---

Dain Rauscher Custodian FBO                 13,000        6,000       19,000          *            7,000          0          *
Sheldon Chester IRA

David F. Dalvey(14)                          3,000        8,338       11,338          *           11,338          0         ---

Delaware Charter Guarantee & Trust          14,923       14,923       29,846          *           29,846          0         ---
FBO Robert F. McCullough IRA

Doctor Phillip Marcus Obstetrics            10,000       10,000       20,000          *           20,000          0         ---
GYN Infertility PST

Donald F. Hagen Revocable Trust             30,770       30,770       61,540          *           61,540          0         ---

Ellis Family Limited Partnership            35,000       10,000       45,000          *           20,000     25,000          *

John D. Ellis                                5,000        5,000       10,000          *           10,000          0         ---

W. Bruce Erickson                            6,200        6,200       12,400          *           12,400          0         ---

John C. Feltl(14)                                0       11,333       11,333          *           11,333          0         ---

John E. Feltl(14)                           20,000       84,249      104,249        1.5%         104,249          0         ---

Christopher Francis(14)                          0          385          385          *              385          0         ---

                                                           Shares Beneficially                                  Shares Beneficially
                                                               Owned Prior                            Shares        Owned After
                                                             To Offering (1)                        To be Sold      Offering (1)
                                        ----------------------------------------------------------  ----------  --------------------
                                                             Shares
                                                           Underlying     Total Number
Beneficial Owner                         Shares(2)          Warrants        of Shares   Percent(3)              Number   Percent (3)
----------------                         ---------          --------        ---------   ----------              -------  ----------
David M. & Shelley R. Frazee(4)            15,945               2,000           17,945       *           4,000   13,945       *

Gregory S. & Colette I. Furness(5)        121,700               1,000          122,700    1.78%          2,000  120,700    1.39%

David Garcia(14)                                0               2,000            2,000       *           2,000        0      --

Michael Garvis(14)                              0                 800              800       *             800        0      --

M. Karen Gilles                            10,000              10,000           20,000       *          20,000        0      --

Harry A. Goldenberg                         5,000               5,000           10,000       *          10,000        0      --

Dennis D. Gonyea                           10,000              10,000           20,000       *          20,000        0      --

Avron L. & Bari W. Gordon                   3,000               3,000            6,000       *           6,000        0      --

Kenneth L. Green                           10,000              10,000           20,000       *          20,000        0      --

Melita F. Grunow                            8,000               8,000           16,000       *          16,000        0      --

William C. Grunow                           8,000               8,000           16,000       *          16,000        0      --

Mark Hagen(14)                                  0                 800              800       *             800        0      --

Sandra J. Hale                              5,000               5,000           10,000       *          10,000        0      --

Dennis J. Hanish(14)                       10,000              14,765           24,765       *          24,765        0      --

Harry L. Marriott Trust                     5,000               5,000           10,000       *          10,000        0      --

Kong Her(14)                                    0               1,600            1,600       *           1,600        0      --

Brian Hessing(14)                               0                 310              310       *             310        0      --

James B. Hickey, Jr.(6)                    17,500               5,000           22,500       *          10,000   12,500       *

Richard A. Hoel(7)                         10,000              10,000           20,000       *          20,000        0      --

Russell G. Holman                           4,000               4,000            8,000       *           8,000        0      --

Industricorp & Co., Inc. FBO Twin          50,000              40,000           90,000    1.31%         80,000   10,000       *
 City Carpenters Pension Fund

                                                           Shares Beneficially                                  Shares Beneficially
                                                               Owned Prior                            Shares        Owned After
                                                             To Offering (1)                        To be Sold      Offering (1)
                                        ----------------------------------------------------------  ----------  --------------------
                                                             Shares
                                                           Underlying     Total Number
Beneficial Owner                         Shares(2)          Warrants        of Shares   Percent(3)              Number   Percent (3)
----------------                         ---------          --------        ---------   ----------              -------  ----------
John R. & Billie S. Jordon                  8,000               8,000           16,000        *       16,000       0          --

Seth N. Kahn                                3,100               3,100            6,200        *        6,200       0          --

Thomas Kangas(14)                               0                 500              500        *          500       0          --

Thomas M. Kelleher                          7,700               7,700           15,400        *       15,400       0          --

Michael Kelly(14)                               0                 300              300        *          300       0          --

Marla C. Kennedy                            5,000               5,000           10,000        *       10,000       0          --

William R. Kennedy                          5,000               5,000           10,000        *       10,000       0          --

E. Robert Kinney                            7,000               5,000           12,000        *       10,000   2,000          *

Margaret Velie Kinney                       7,000               5,000           12,000        *       10,000   2,000          *

Gerald M. Kirke                            30,769              30,769           61,538        *       61,538       0          --

Paul H. Klaverkamp                          5,000               5,000           10,000        *       10,000       0          --

Gary S. Kohler                             10,000              10,000           20,000        *       20,000       0          --

William W. Koop III(14)                    10,000              10,500           20,500        *       20,500       0          --

John B. & Teri E. Kruljac                  10,000              10,000           20,000        *       20,000       0          --

Thomas Kurz(14)                                 0                 400              400        *          400       0          --

David J. Larkin                             4,615               4,615            9,230        *        9,230       0          --

James H. Lehr                               6,000               6,000           12,000        *       12,000       0          --

Ilo E. Leppik                              66,000              30,000           96,000        *       60,000  36,000          *

Lee A. Levine                              10,000              10,000           20,000        *       20,000       0          --

Mac W. Lutz III                             7,692               7,692           15,384        *       15,384       0          --

John P. Maney                               3,846               3,846            7,692        *        7,692       0          --

Craig A. Mataczynski                        4,600               4,600            9,200        *        9,200       0          --

MB Partnership                              7,500               5,000           12,500        *       10,000   2,500          *

                                                           Shares Beneficially                                  Shares Beneficially
                                                               Owned Prior                            Shares        Owned After
                                                             To Offering (1)                        To be Sold      Offering (1)
                                        ----------------------------------------------------------  ----------  --------------------
                                                             Shares
                                                           Underlying     Total Number
Beneficial Owner                         Shares(2)          Warrants        of Shares   Percent(3)               Number  Percent (3)
----------------                         ---------          --------        ---------   ----------               ------  ----------
McCullough Family Trust                    67,385              67,385          134,770  1.96%          134,770        0      --

Lawrence I. McCullough                     10,000              10,000           20,000     *            20,000        0      --

Robert F. McCullough Jr.                   23,100              23,100           46,200     *            46,200        0      --

Thomas R. McGuire                          15,500               6,000           21,500     *            12,000    9,500      *

David Metz(14)                                  0                 800              800     *               800        0      --

Miller Family Trust                        10,000               3,750           13,750     *             7,500    6,250      *

Jay D. Miller(8)                           90,900               1,000           91,900  1.34%            2,000   89,900     1.03%

Jon L. Miller                               3,076               3,076            6,152     *             6,152        0      --

Steven M. Miller                            1,000               1,000            2,000     *             2,000        0      --

Jess S. Morgan & Co., Inc.                587,400             500,000        1,087,400  14.9%        1,000,000   87,400     1.29%

Phil C. Murray                              4,615               4,615            9,230     *             9,230        0      --

C. Robert Nelson(14)                            0               1,927            1,927     *             1,927        0      --

Carl F. Nelson(14)                              0                  19               19     *                19        0      --

Carl R. & Raun L. Nelson                    7,692               7,692           15,384     *            15,384        0      --

Clement A. Nelson                           7,493               7,493           14,986     *            14,986        0      --

                                                           Shares Beneficially                                  Shares Beneficially
                                                               Owned Prior                            Shares        Owned After
                                                             To Offering (1)                        To be Sold      Offering (1)
                                         ---------------------------------------------------------  ----------  -------------------
                                                         Shares            Total
                                                       Underlying        Number of
Beneficial Owner                         Shares(2)      Warrants          Shares         Percent(3)             Number   Percent (3)
---------------                          --------      ----------        ---------       ---------              -------  ----------

Dennis Nielsen(14)                              0             750               750           *            750        0      -

Dennis E. & Susan J. Nielsen(14)            3,000           3,000             6,000           *          6,000        0      -

John E. Nielsen(14)                             0             600               600           *            600        0      -

Mia M.J. Nijssen                            8,000           8,000            16,000           *         16,000        0      -

Northwest Anesthesia, P.A. Profit          12,500          12,500            25,000           *         25,000        0      -
 Sharing Plan FBO James Gayes

Robert & Carolyn Odegard                    5,000           5,000            10,000           *         10,000        0      -

Joseph Ira Overholt                         8,000           8,000            16,000           *         16,000        0      -

Perkins Capital Management, Inc.,          10,000           5,000            15,000           *         10,000    5,000      *
 Profit Sharing Plan & Trust(9)

John G. Peterson                           10,000          10,000            20,000           *         20,000        0      -

Thomas J. Pierce(14)                            0          11,633            11,633           *         11,633        0      -

Douglas M. Pihl(10)                       227,472             472           227,944        3.25%           944  227,000   2.57%

Jo Pihl(14)                                   750          39,380            40,130           *         39,380      750      *

Darrell E. Powell                           8,000           8,000            16,000           *         16,000        0      -

Pyramid Trading Limited Partnership        84,000          84,000           168,000        2.44%       168,000        0      -

Bernard P. Rappa                            4,000           4,000             8,000           *          8,000        0      -

Realty Center, Inc. P/S Trust FBO           7,700           7,700            15,400           *         15,400        0      -
 Thomas A. Ries

John F. Rooney                             10,000           7,250            17,250           *         14,500    2,750      *

                                                           Shares Beneficially                                  Shares Beneficially
                                                               Owned Prior                            Shares        Owned After
                                                             To Offering (1)                        To be Sold      Offering (1)
                                         ---------------------------------------------------------  ----------  -------------------
                                                         Shares            Total
                                                       Underlying        Number of
Beneficial Owner                         Shares(2)      Warrants          Shares         Percent(3)             Number   Percent (3)
---------------                          --------      ----------        ---------       ---------              -------  ----------
Paul M. Russo                             100,000         100,000           200,000        2.90%       200,000        0      -

John V. Ryden(14)                          10,000          12,265            22,265           *         22,265        0      -

Robert C. & Michaelene M. Samec(11)        30,100           5,000            35,100           *         10,000   25,100      *

Joseph M. Sand                              2,000           2,000             4,000           *          4,000        0      -

Mark J. Sand                                3,000           3,000             6,000           *          6,000        0      -

Gordon J. Sanders(14)                           0           1,800             1,800           *          1,800        0      -

Michael A. & Nancy C. Scherer               6,153           6,153            12,306           *         12,306        0      -

Shirle Mae Draeger and Wesley H.            7,700           7,700            15,400           *         15,400        0      -
 Draeger Revocable Living Trust

Phillip G. Smith(14)                            0           1,231             1,231           *          1,231        0      -

Robert E. & Aamanda J. Spangler Trust       6,153           6,153            12,306           *         12,306        0      -

Stephen M. Brzica Trust                    15,000          15,000            30,000           *         30,000        0      -

Strickland Family Limited Partnership      20,500          20,000            40,500           *         40,000      500      *

Scott E. & Mary T. Strickland              15,000          10,000            25,000           *         20,000    5,000      *

Allan Strunc                               10,000          10,000            20,000           *         20,000        0      -

George Van Dyke Tiers                       3,000           3,000             6,000           *          6,000        0      -

U.S. Bank Trust National Association       10,000          10,000            20,000           *         20,000        0      -
 FBO Dennis J. Hanish SEP IRA

U.S. Bank Trust National Association       10,000          10,000            20,000           *         20,000        0      -
 FBO Harry L. Marriott SEP IRA

U.S. Bank Trust National Association        3,000           3,000             6,000           *          6,000        0      -
 FBO Ilo E. Leppik IRA

                                                           Shares Beneficially                                  Shares Beneficially
                                                               Owned Prior                            Shares        Owned After
                                                             To Offering (1)                        To be Sold      Offering (1)
                                         ---------------------------------------------------------  ----------  -------------------
                                                         Shares            Total
                                                       Underlying        Number of
Beneficial Owner                         Shares(2)      Warrants          Shares         Percent(3)             Number   Percent (3)
---------------                          --------      ----------        ---------       ---------              -------  ----------
U.S. Bank Trust National Association        3,424           3,424             6,848           *          6,848        0      -
 FBO John F. Roy SEP IRA

U.S. Bank Trust National Association       10,000          10,000            20,000           *         20,000        0      -
 FBO Dr. Khalid Mahmud IRA

U.S. Bank Trust National Association        3,000           3,000             6,000           *          6,000        0      -
 FBO Kristine W. Leudesdorf IRA

U.S. Bank Trust National Association        3,000           3,000             6,000           *          6,000        0      -
 FBO Margaret W. Leppik IRA

USB Piper Jaffray as Custodian FBO         10,000          10,000            20,000           *         20,000        0      -
 Bradley A. Erickson IRA

USB Piper Jaffray as Custodian FBO         12,500          12,500            25,000           *         25,000        0      -
 Harold Roitenberg IRA

USB Piper Jaffray as Custodian FBO          5,000           5,000            10,000           *         10,000        0      -
 Mark Halsten IRA

USB Piper Jaffray as Custodian FBO         10,000          10,000            20,000           *         20,000        0      -
 Richard C. Perkins IRA

Michael W. & Ellen I. Vannier(12)          18,000           3,000            21,000           *          6,000   15,000      *

Michael C. Wang(14)                             0           1,000             1,000           *          1,000        0      -

Sven A. Wehrwein(13)                       19,000           1,500            20,500           *          3,000   17,500      *

Shawn P. Weinand                           15,000          10,000            25,000           *         20,000    5,000      *

Donna L. Welsh                              7,700           7,700            15,400           *         15,400        0      -

Dave M. Westrum                            10,000          10,000            20,000           *         20,000        0      -

Bradley D. Williams(14)                         0             800               800           *            800        0      -

Edwin James Wilmot                          3,000           3,000             6,000           *          6,000        0      -

Scott A. Winton                             3,000           3,000             6,000           *          6,000        0      -

TOTAL                                   2,384,845       1,813,651         4,198,496                  3,463,651

____________________________

*       Less than one percent.

(1) Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted.

(2)  Excludes shares underlying warrants.

(3) Based on 6,791,807 shares outstanding at September 30, 2000, and 8,605,458 shares outstanding after the exercise of warrants. Each figure showing the percentage of outstanding shares owned beneficially has been calculated by treating as outstanding and owned the shares which could be purchased by the indicated person within 60 days upon the exercise of stock options and warrants (including the warrants).

(4) Mr. Frazee is our Vice President - Engineering. Includes 14,000 shares that Mr. Frazee has the right to acquire within 60 days upon the exercise of stock options and warrants.

(5) Mr. Furness is our Chief Financial Officer and Vice President Finance. Includes 96,700 shares that Mr. Furness has the right to acquire within 60 days upon exercise of stock options and warrants.

(6) Mr. Hickey is a director of our company. Includes 17,500 shares that Mr. Hickey has the right to acquire within 60 days upon exercise of stock options and warrants.

(7) Mr. Hoel is a shareholder of Winthrop & Weinstine, P.A., a law firm which provides us with legal services.

(8) Mr. Miller is our General Manager and Vice President - Business Development. Includes 90,400 shares that Mr. Miller has the right to acquire within 60 days upon exercise of stock options and warrants.

(9) Does not include shares beneficially owned by Mr. Richard W. Perkins, one of our directors and the controlling shareholder of Perkins Capital Management, Inc. ("PCM"), a registered investment advisor. Specifically, the ownership does not include 5,250 shares held by the Perkins Foundation, 67,250 shares held by various other trusts of which Mr. Perkins is the sole trustee, and 33,500 shares Mr. Perkins has the right to purchase within 60 days upon the exercise of stock options and warrants. Does not include 900,575 shares held for the account of clients of PCM, for which beneficial ownership is disclaimed by PCM. PCM has sole investment power with regard to all such shares and sole voting power over 12,000 of such shares. Also excludes 253,500 shares that PCM has the right to acquire upon exercise of stock warrants.

(10) Mr. Pihl is a director and our Chairman of the Board. Includes 215,472 shares that Mr. Pihl has the right to acquire within 60 days upon the exercise of stock options and warrants. Does not include 750 shares held by Mr. Pihl's spouse.

(11) Mr. Samec is our Vice President - Regulatory Affairs and Quality Assurance. Includes 28,600 shares that Mr. Samec has the right to acquire upon the shares of stock options and warrants.

(12) Dr. Vannier is a director of our company. Includes 18,000 shares that Dr. Vannier has the right to acquire within 60 days upon the exercise of stock options and warrants.

(13) Mr. Wehrwein is a director of our company. Includes 19,000 shares that Mr. Wehrwein has the right to acquire within 60 days upon the exercise of stock options and warrants.

(14) Registered representative or employee of R.J. Steichen and transferee of a portion of the placement agent warrant.

                             PLAN OF DISTRIBUTION

     We are registering the common stock covered by this prospectus for the selling shareholders pursuant to registration rights granted to the selling shareholders. The selling shareholders have indicated that they are acting independently from us in determining the manner and extent of sales of the shares of our common stock. These shares may be sold or distributed from time to time by the selling shareholders, by their donees, pledgees and transferees or by their other successors in interest. Such sales may be made in one or more types of transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, hedging transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. Sales of shares in the Nasdaq SmallCap Stock Market involving brokers or dealers may be by means of one or more of the following transactions:

     . in a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus; and

     . in ordinary brokers' transactions and transactions in which the broker solicits purchasers.

     The selling shareholders have advised us that they have made no arrangements or agreements with any underwriters, brokers or dealers regarding the resale of the common stock prior to the effective date of this prospectus. The selling shareholders may pay commissions or allow discounts to any brokers or dealers participating in the resale of the common stock, which commissions or discounts may be less than or in excess of the customary rates of such brokers or dealers for similar transactions.

     We have agreed to pay the fees and expenses of registering the common stock, including the reasonable fees and disbursements of persons retained by us; however, we will not pay the commissions and discounts of underwriters, dealers or agents.

     The selling shareholders also may sell these shares in accordance with Rule 144 under the Securities Act of 1933.

     The participating selling shareholders and any underwriters, brokers or dealers engaged by them may be deemed underwriters, and any profits on sales of the common stock by them and any discounts, commissions or concessions received by any selling stockholder or underwriter, broker or dealer may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

     If the selling stockholder notifies us that a material arrangement has been entered into with an underwriter, broker or dealer for the sale of the common stock through a secondary distribution or a purchase by an underwriter, broker or dealer, a supplemented prospectus will be filed, if required, disclosing such of the following information as we believe is appropriate:

     . the name of each such selling stockholder and of the participating underwriter, broker or dealer;

     .  the number of shares of common stock involved;

     .  the price at which such common stock was sold;

     . the commissions paid or discounts or concessions allowed to such underwriter, broker or dealer;

     . where applicable, that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus; and

     .  other facts material to the transaction.

     We have agreed to indemnify the selling shareholders against certain liabilities relating to resale of the common stock under the Securities Act of 1933. Each of the selling shareholders has agreed to indemnify us (and our officers and directors and any person that controls us) against such liabilities to the extent resulting from untrue statements or omissions in the prospectus or registration statement based on written information furnished by the selling stockholder specifically for use in preparing this prospectus or the registration statement. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors or officers, or persons that control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

     Although all of the shares are being registered for public sale, the sale of any or all of such shares by the selling shareholders may depend on the sale price of such shares and market conditions generally prevailing at the time. We are unable to predict the effect which sales of the common stock offered hereby might have upon our ability to raise further capital.

     Because selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, the selling shareholders will be subject to the prospectus delivery requirement of the Securities Act of 1933 and the rules promulgated thereunder. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market.

     In order to comply with certain states' securities laws, if applicable, the common stock will be sold in these states only through registered or licensed brokers or dealers. In addition, in certain states, the shares of common stock may not be sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and complied with.


                                 LEGAL MATTERS

     Winthrop & Weinstine, P.A., Minneapolis, Minnesota is giving an opinion on validity of the shares of common stock being offered by this prospectus. Mr. Richard Hoel is a shareholder of the firm of Winthrop & Weinstine, P.A., and is also a selling Stockholder.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy the reports, proxy statements and other information that we file at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of such materials by calling the Commission at 1

(800)-SEC-0330, or by mail from the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings are also available free of charge at the Commission's website at http://www.sec.gov.

     This Prospectus is part of a Registration Statement on Form S-3 (the "Registration Statement") which we have filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain information contained in the Registration Statement. Copies of the Registration Statement may be inspected without charge at the offices of the Commission or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                  DOCUMENTS WE HAVE INCORPORATED BY REFERENCE

     The following documents, which we have filed with the Commission, are incorporated by reference in this Prospectus:

     . our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     .  our proxy statement for the 2000 Annual Meeting of Shareholders;

     . our quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

     . the description of our common stock contained in our Registration Statement on Form 10.

     All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this Prospectus. Any statement contained in a document incorporated by reference in this Prospectus shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is incorporated by reference modifies or supersedes such statement.

     We will provide without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all documents that have been or may be incorporated by reference in the Prospectus (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Your requests should be directed to our Chief Financial Officer at our principal executive offices at:

                             3300 Fernbrook Lane N.
                              Suite 200, Plymouth
                                Minnesota 55447
                        Telephone number (952) 915-8000.

               INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS


     All statements contained in this Prospectus and the documents we incorporate by reference that are not statements of historical fact are "forward-looking statements." Sometimes these statements contain words like "believe," "belief," "plan," "anticipate," "expect," "estimate," "may," "will," or similar terms. Forward-looking statements involve known or unknown uncertainties and other factors that could cause actual results to be materially different from historical results or from any future results expressed or implied by the forward-looking statements. The "Risk Factors" section of this Prospectus, beginning on page 2, summarizes certain of the material risks and uncertainties that could cause our actual results, performance or achievements to differ materially from what we have said in this

Prospectus and the documents we incorporate by reference. The Risk Factors apply to all of our forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. We will not revise these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

================================================================================

                              VITAL IMAGES, INC.

                       3,463,651 Shares of Common Stock
                             ____________________





                             ____________________

                                  PROSPECTUS
                             ____________________



                               December 7, 2000

================================================================================